                                                                    EXHIBIT 99.2


                               GTI TELECOM, INC.

                              Financial Statements

                        December 31, 1996, 1995 and 1994

                   With Independent Auditors' Report Thereon

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Stockholder of
GTI Telecom, Inc.:


We have audited the accompanying balance sheet of GTI Telecom, Inc. as of December 31, 1996 and the related statements of operations, changes in stockholder's deficit and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GTI Telecom, Inc. as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3, the Company has suffered recurring losses from operations and has working capital and stockholder's deficits which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG PEAT MARWICK LLP

April 4, 1997, except as to note 15 which is as of May 16, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

July 18, 1996

To the Stockholder of
GTI Telecom, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's deficit and of cash flows present fairly, in all material respects, the financial position of GTI Telecom, Inc. (the "Company") at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has suffered recurring losses from operations and has a working capital deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP

                               GTI TELECOM, INC.

                                 Balance Sheets
                           December 31, 1996 and 1995

                            ASSETS                                                        1996           1995
                            ------                                                    -------------  ------------

Current assets:
 Cash                                                                                 $    600,614   $ 1,814,568
 Accounts receivable, net (note 4)                                                       1,602,180       851,959
 Inventories (note 5)                                                                      733,838       690,648
 Note receivable from stockholder (note 12)                                              1,279,483       209,991
 Other current assets (note 6)                                                           1,619,773     1,451,675
 Prepaid expenses                                                                           16,033            --
                                                                                      ------------   -----------
         Total current assets                                                            5,851,921     5,018,841
Property and equipment, net (note 7)                                                     1,829,159     1,533,203
Intangible assets (net of accumulated amortization of $318,000 and
 $147,000 for 1996 and 1995, respectively)                                                 202,423       203,981
Deposits                                                                                    27,360        14,181
                                                                                      ------------   -----------
                                                                                      $  7,910,863   $ 6,770,206
                                                                                      ============   ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
-------------------------------------

Current liabilities:
 Accounts payable                                                                     $  6,940,820   $ 2,223,509
 Accrued expenses                                                                        1,061,329       675,854
 Customer deposits                                                                       2,180,075     1,140,535
 Excise and sales taxes payable (note 8)                                                 2,302,226       837,993
 Current portion of treasury stock repurchase debt and notes payable (note 9)            1,319,688     1,291,719
 Current portion of capital leases payable (note 10)                                       187,481        65,443
 Deferred revenue - telecards                                                            5,671,907     6,633,790
                                                                                      ------------   -----------
         Total current liabilities                                                      19,663,526    12,868,843
 Treasury stock repurchase debt and notes payable (note 9)                                 244,203     1,114,895
 Capital leases payable (note 10)                                                          417,866       368,477
                                                                                      ------------   -----------
         Total liabilities                                                              20,325,595    14,352,215
                                                                                      ------------   -----------

Stockholder's deficit:
 Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued
   and outstanding (note 14)                                                                    --            --
 Common stock, $.001 par value, 10,000,000 shares authorized, 1,000 issued                       1             1
 Additional paid-in capital                                                                 83,707        83,707
 Accumulated deficit                                                                    (9,888,128)   (5,055,405)
 Treasury stock - 500 common shares in treasury, at cost                                (2,610,312)   (2,610,312)
                                                                                      ------------   -----------
         Total stockholder's deficit                                                   (12,414,732)   (7,582,009)

Commitments, contingencies and subsequent events (notes 8, 13, 14 and 15)
                                                                                      ------------   -----------
                                                                                      $  7,910,863   $ 6,770,206
                                                                                      ============   ===========

See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                            Statements of Operations

                 Years ended December 31, 1996, 1995 and 1994


                                                        1996           1995           1994
                                                    ------------   ------------   ------------
Net revenues                                        $21,168,508    $ 8,771,398    $ 2,627,107
                                                    -----------    -----------    -----------
Operating expenses:
  Cost of revenues                                   18,226,789      6,320,806      2,148,781
  Selling, general and administrative expenses        6,575,261      4,904,562      2,090,322
  Depreciation and amortization expense                 773,727        278,735         72,874
                                                    -----------    -----------    -----------
         Total operating expenses                    25,575,777     11,504,103      4,311,977
                                                    -----------    -----------    -----------
         Loss from operations                        (4,407,269)    (2,732,705)    (1,684,870)
                                                    -----------    -----------    -----------
Other income (expenses):
  Other income                                          133,908          1,870
  Interest expense, net                                (559,362)      (143,057)       (34,031)
                                                    -----------    -----------    -----------
                                                       (425,454)      (141,187)       (34,031)
                                                    -----------    -----------    -----------
         Net loss before income taxes                (4,832,723)    (2,873,892)    (1,718,901)

Income taxes                                                 --             --             --
                                                    -----------    -----------    -----------
         Net loss                                   $(4,832,723)   $(2,873,892)   $(1,718,901)
                                                    ===========    ===========    ===========

Net Loss per common share                           $ (9,665.45)   $ (3,179.08)   $ (1,718.90)
                                                    ===========    ===========    ===========

Weighted average number of shares outstanding               500            904          1,000
                                                    ===========    ===========    ===========

See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                      Statements of Stockholder's Deficit

                 Years ended December 31, 1996, 1995 and 1994

                                      SERIES A PREFERRED
                                       STOCK (NOTE 14)                   ADDITIONAL                                   TOTAL
                                       ----------------      COMMON      PAID-IN        ACCUMULATED     TREASURY      STOCKHOLDER'S
                                       SHARES    AMOUNT      STOCK       CAPITAL        DEFICIT         STOCK         DEFICIT
                                       ------    ------      ------      ----------     -----------     -----------   -------------
Balance at December 31, 1993               -     $   -       $   10      $   83,698     $  (462,612)    $        -    $    (378,904)


Adjustment of par value of
 common stock from
 $.01 to $.001                             -         -           (9)              9              -               -               -

Net loss                                   -         -           -               -       (1,718,901)             -       (1,718,901)

                                       ------    ------      ------      ----------     -----------     -----------   -------------
Balance at December 31, 1994               -         -            1          83,707      (2,181,513)             -       (2,097,805)

Purchase of treasury stock                 -         -           -               -               -       (2,610,312)     (2,610,312)

Net loss                                   -         -           -               -       (2,873,892)             -       (2,873,892)

                                       ------    ------      ------      ----------     -----------     -----------   -------------
Balance at December 31, 1995               -         -            1          83,707      (5,055,405)     (2,610,312)     (7,582,009)


Net loss                                   -         -           -               -       (4,832,723)             -       (4,832,723)

                                       ------    ------      ------      ----------     -----------     -----------   -------------
Balance at December 31, 1996               -     $   -       $    1      $   83,707     $(9,888,128)    $(2,610,312)  $ (12,414,732)

                                       ======    ======      ======      ==========     ===========     ===========   =============

See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                            Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994


                                                         1996           1995           1994
                                                     ------------   ------------   ------------
Cash flows from operating activities:
  Net loss                                           $(4,832,723)   $(2,873,892)   $(1,718,901)
  Adjustments to reconcile net loss to cash
    provided by operating activities:
      Depreciation and amortization                      773,727        278,735         72,874
      Increase (decrease) in cash caused by
        changes in operating assets and
        liabilities:
          Accounts receivable                           (750,221)      (508,047)      (202,775)
          Inventories                                    (43,190)      (342,862)      (303,588)
          Other current assets                          (168,098)    (1,219,497)      (189,798)
          Prepaid expenses                               (16,033)        26,199        (23,272)
          Intangible assets                             (169,298)      (100,387)      (103,594)
          Deposits                                       (13,179)         9,176        (23,357)
          Accounts payable                             4,717,311      1,597,565        426,786
          Accrued expenses                               385,475         55,438        573,318
          Customer deposits                            1,039,540      1,110,342         30,193
          Excise and sales taxes payable               1,464,233        607,390        213,536
          Deferred distribution agreement                     --             --       (200,000)
          Deferred revenue - telecards                  (961,883)     4,417,940      1,961,195
                                                     -----------    -----------    -----------
          Cash provided by operating activities        1,425,661      3,058,100        512,617
                                                     -----------    -----------    -----------
Cash flows used in investing activities:
  Acquisition of property and equipment                 (595,682)    (1,371,406)      (256,152)
  Proceeds from equipment sale leaseback                      --        414,744             --
                                                     -----------    -----------    -----------
          Cash used in investing activities             (595,682)      (956,662)      (256,152)
                                                     -----------    -----------    -----------

                                                                    (Continued)

                               GTI TELECOM, INC.

                                                                 1996          1995        1994
                                                             ------------   ----------   ---------
Cash used in financing activities:
  Principal payments for treasury stock repurchase debt         (831,342)     (403,698)          --
  Principal payments on notes payable                            (28,381)           --           --
  Proceeds from notes payable                                         --        50,000       50,000
  Collection of stockholder notes receivable                     220,000        20,000           --
  Advances to stockholder under notes receivable              (1,289,492)     (202,949)     (64,396)
  Principal payments for capital leases                         (114,718)       (8,166)          --
                                                             -----------    ----------    ---------
          Cash used in financing activities                   (2,043,933)     (544,813)     (14,396)
                                                             -----------    ----------    ---------
          (Decrease) increase in cash                         (1,213,954)    1,556,625      242,069

Cash at beginning of year                                      1,814,568       257,943       15,874
                                                             -----------    ----------    ---------
Cash at end of year                                          $   600,614    $1,814,568    $ 257,943
                                                             ===========    ==========    =========

Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                   $   287,756    $  143,100    $  32,500
                                                             ===========    ==========    =========

Supplemental disclosures of noncash financing activities:
  Capital lease obligations of $286,145 were incurred when the Company entered into leases for computer equipment during the year ended December 31, 1996.

  A note payable of $17,000 was incurred when the Company entered into a financing arrangement for an automobile during the year ended
    December 31, 1996.


See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                         Notes to Financial Statements

                       December 31, 1996, 1995 and 1994



(1)  NATURE OF BUSINESS

     GTI Telecom, Inc. ("GTI" or the "Company") was incorporated on February 15, 1993 in the state of Florida. GTI is a fully integrated telecommunications company that develops, implements and supports specialized communication applications for business and individual use.

     GTI provides domestic and switch service for intrastate, interstate and international telephone calls and is an international carrier licensed by the Federal Communications Commission ("F.C.C."). The primary product line of GTI is telecards; which are prepaid calling cards that can be used for either domestic or international telephone calls.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

          The Company sells its product in two distinct markets, retail and promotional. Retail card sales are ultimately sold to the end user, while promotional cards are given to the end user to promote the buyer's product or service. Accounts receivable relate to the sale of telecards to retail and promotional customers. Deferred revenues are established at the time the telecards are sold. Revenue is then recognized upon the utilization of minutes by the end user.

          Management estimates that only a portion of the calling time available on these cards will be utilized by the end user. As most of the telecards issued by the Company prior to 1996 do not have printed expiration dates, management estimates, based on usage patterns of customers, the telecard minutes associated with certain telecard sales programs which will not be used ("breakage"). As such, the Company recognizes additional revenue based upon both the expiration of cards and usage patterns for both its retail and promotional sales programs. Additional revenue from these sales is accounted for as follows.

          Revenue of approximately $258,000, $824,000 and $283,000 was recognized in 1996, 1995 and 1994, respectively, for telecard minutes which were not used prior to expiration of the telecards. Revenue of approximately $1,432,000, $602,000 and $383,000 was recognized in 1996, 1995 and 1994, respectively, for breakage. Approximately $648,000 of the amount recognized in 1996 for breakage represents revenue related to telecards which will expire over the next six months.

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



     (b)  INVENTORIES

          Inventories consist of telecards and supplies held primarily for sale and are stated at the lower of cost or market on a first-in, first-out basis. Cost has been determined using the average cost method.

     (c)  OTHER CURRENT ASSETS

          Other current assets consist primarily of prepaid telecard and commission expense and prepaid royalties.

          GTI defers the recognition of production costs of telecards and commission expense for telecards sold and recognizes the expense as the related revenue is recognized.

          Royalty costs relate to agreements entered into by GTI to reproduce images on GTI telecards for a one, two or three year period. The costs are deferred and recognized as expense in conjunction with the recognition of revenues.

     (d)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Additions, improvements and expenditures that significantly extend the useful life of an asset are capitalized. Expenditures for repair and maintenance are charged to operations as incurred.

          The Company provides for depreciation and amortization of property, equipment and leasehold improvements over their estimated useful lives as follows:

                   DESCRIPTION                                    USEFUL LIVES
                   -----------                                    ------------
             Communications and distribution equipment               5 years
             Office equipment                                        5 years
             Furniture and fixtures                                1-5 years
             Automobiles                                             5 years

          Leasehold improvements expenses are amortized over the shorter of the useful life of the asset on the term of the lease.

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



     (e)  INTANGIBLE ASSETS

          GTI capitalizes expenditures for state licenses and registrations, trademarks and telecard design artwork. The costs are amortized over the estimated useful lives of the assets which range from one to five years for the state licenses, registrations and trademarks. Telecard design artwork is amortized over two years which approximates the telecard production and distribution period.

     (f)  INCOME TAXES

          GTI follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach for financial accounting and reporting on income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Recognition of a deferred tax asset is allowed if future realization is more likely than not. As discussed more fully in note 6, GTI has established a full valuation allowance against its deferred tax asset associated with its tax carryforward benefits.

     (g)  ADVERTISING

          The Company expenses costs of advertising as incurred. Advertising costs for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $1,190,000, $61,000 and $95,000, respectively.

     (h)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          In particular, in preparing the Company's financial statements, management has been required to use estimates in determining revenue and cost of revenues.

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



          The Company has recognized revenues as described in note 2(a) based upon historic customer usage patterns. To the extent that estimated usage patterns are greater or less than these estimates, revenue associated with breakage and recorded in the accompanying statement of operations could vary from the estimates used.

          The Company's financial statements reflect the Company earning certain volume discounts with their sole supplier of long distance phone service due to their level of purchases. However, as further described in note 14, the Company has financed these purchases with the supplier and in the event that the Company does not meet its payment commitments under the terms of the financing agreement, the supplier can retroactively revoke the volume discount. Management believes it can meet its commitments under the financing agreement.

     (i)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amount of cash, accounts and notes receivable, accounts and notes payable approximates fair value because of the short maturity of those instruments.

     (j)  RECLASSIFICATIONS

          Certain amounts in the 1995 and 1994 financial statements and notes have been reclassified to conform with the 1996 presentation.


(3)  OPERATING PLANS

     GTI has incurred significant operating losses since inception resulting in working capital and stockholder's deficits as of December 31, 1996, 1995 and 1994, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Management believes that expansion of the distribution of telecards and the introduction of new products will result in increased revenues, both domestic and international, which, when coupled with the Company seeking and obtaining additional financing will provide sufficient liquidity for GTI to continue as a going concern.


                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements


(4)  ACCOUNTS RECEIVABLE AND CONCENTRATION OF RISK

     Receivables at December 31, 1996 and 1995 consisted of the following:

                                                        1996         1995
                                                     ----------    ---------
          Trade                                      $1,227,098    $ 833,208
          Other                                         465,082      162,751
          Allowance for doubtful accounts               (90,000)    (144,000)
                                                     ----------    ---------
                                                     $1,602,180    $ 851,959
                                                     ==========    =========

     The Company grants credit for sales to customers located throughout the United States. Two retail companies have been extended credit at December 31, 1996 amounting to 81% of total trade receivables. These two retail companies accounted for approximately 46% of the Company's sales during the year ended December 31, 1996. Two retail companies and one automobile rental company had been extended credit at December 31, 1995 amounting to 69% of total trade receivables. These two retail companies and one automobile rental company accounted for approximately 33% of the Company's sales during the year ended December 31, 1995.

     Currently the Company utilizes one supplier of long distance telephone service. While the Company believes that there are alternate suppliers, there is no guarantee that the Company will be able to secure the same rates as currently contracted in the event the relationship with the supplier is terminated. Recorded amounts due to this supplier totaled approximately $7,481,000 at December 31, 1996. The Company has granted this supplier a security interest in all assets of the Company. As further described in note 14, the Company financed certain amounts due to this supplier subsequent to December 31, 1996.


(5)  INVENTORIES

     Inventories consist of the following components as of December 31:

                                                   1996       1995
                                                 --------   --------
     Raw materials                               $194,465   $ 14,040
     Work-in-process                              344,732    390,684
     Finished goods                               194,641    285,924
                                                 --------   --------
     Total inventories                           $733,838   $690,648
                                                 ========   ========

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements




(6)  OTHER CURRENT ASSETS

     Other current assets consist of the following at December 31:

                                                   1996         1995
                                                ----------   ----------
     Telecards distributed                      $  860,622    $  680,033
     Sales commissions                             610,638       592,660
     Royalties                                     148,513       178,982
                                                ----------    ----------
                                                $1,619,773    $1,451,675
                                                ==========    ==========

(7)  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following at December 31:


                                                        1996         1995
                                                     ----------    ---------
     Communications and distribution equipment       $1,414,134    $  969,548
     Office equipment                                   819,441       578,748
     Furniture and fixtures                             287,799       155,005
     Leasehold improvements                             117,102       102,306
     Automobile                                          65,958            -
                                                     ----------    ----------
                                                      2,704,434     1,805,607
     Less:  accumulated depreciation                   (875,275)     (272,404)
                                                     ----------    ----------
                                                     $1,829,159    $1,533,203
                                                     ==========    ==========

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



(8)  EXCISE AND SALES TAXES PAYABLE

     GTI has recorded excise and sales taxes payable and accrued interest totaling $2,302,226 and $837,993 as of December 31, 1996 and 1995,
     respectively, for state, local and federal excise taxes. State and local jurisdictions in which GTI operates have not been contacted to determine amounts owed based on GTI's calculations for those jurisdictions. Federal excise taxes were first remitted in February 1997 as part of a voluntary disclosure. The Company has not yet been advised as to whether penalties and additional interest, if any, will be assessed relating to these taxes. Management is in the process of reviewing GTI's tax collection, remittance and compliance policies and procedures. Depending on the ultimate resolution of these matters, it is reasonably possible that the amount of this reserve could require adjustment in the near term.


(9)  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                        1996          1995
                                                                    -----------    -----------
     Promissory note for treasury stock repurchase,
      including imputed interest of 10.75%                          $ 1,375,272    $ 2,206,614

     Promissory note payable; interest at 13.5% per annum,
      payable quarterly, commencing March 31, 1996;
      principal balance due March 31, 1997                              175,000        200,000

     Promissory note payable; interest rate of 9.25%, payable
      in monthly installments of $542 including principal
      and interest, maturing in April 1999; collateralized by
      a vehicle                                                          13,619             -
                                                                    -----------    -----------
                                                                      1,563,891      2,406,614

     Less current portion                                            (1,319,688)    (1,291,719)
                                                                    -----------    -----------
                                                                    $   244,203    $ 1,114,895
                                                                    ===========    ===========

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



     In October 1995, an agreement was entered into between GTI and a stockholder of GTI to repurchase all of the stockholder's stock for $3 million. GTI paid $250,000 upon the execution of the agreement and issued a noninterest bearing note payable for $2,750,000. Interest has been imputed at 10.75%. The note payments are payable in the following installments commencing in December 1995: $250,000 quarterly through June 30, 1996; $500,000 semi-annually from September 30, 1996 through June 30, 1997; and $500,000 on December 31, 1997. The note is secured by the redeemed shares of stock. In 1995 and 1994, this former stockholder served as a GTI officer and received compensation totaling approximately $135,000 and $68,000, respectively. The compensation expense is included in selling, general and administrative expenses.

     GTI obtained a $100,000 loan for working capital in 1993 and an additional $50,000 in 1995 and 1994. The loans bear interest at 13.5%, requires quarterly interest payments and the principal balance is due on March 31, 1997. The working capital loans were obtained from an individual who was a stockholder in a related entity which was dissolved.

     Aggregate future annual principal payments on long-term debt for years ending subsequent to December 31, 1996 are summarized as follows:

          YEAR ENDING DECEMBER 31,
          -----------------------
                   1997                    $1,319,688
                   1998                       242,065
                   1999                         2,138
                                           ----------
                                           $1,563,891
                                           ==========

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements


(10) LEASES

     The Company is obligated under various capital leases for certain communications computer and office equipment which expire over the next four years. At December 31, 1996, the gross amount of property and equipment and related accumulated amortization recorded under capital leases was $701,915 and $135,384, respectively.

     During 1995, GTI entered into an agreement for the sale and leaseback of certain communications and distribution equipment under a capital lease. The book value and accumulated depreciation of approximately $430,000 and $54,000 were removed from the accounts and the equipment was recorded at the sale price of approximately $404,000. The deferred gain approximating $28,000 is netted against capital leases payable and will be recognized over the lease term as other income. Payments under the lease approximate $155,000 annually, commencing January 1996.

     The Company also has several noncancelable operating leases, primarily for office and warehouse space that expire over the next two years. Rental expense for operating leases during 1996, 1995 and 1994 was approximately $405,000, $163,000 and $94,000, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1996 are:

                                                                          CAPITAL    OPERATING
     YEAR ENDING DECEMBER 31:                                             LEASES      LEASES
     -----------------------                                             --------     -------
          1997                                                           $252,952     $293,340
          1998                                                            240,807       52,873
          1999                                                            216,975          --
          2000                                                             23,621          --
                                                                         --------     --------
               Total minimum lease payments                               734,355     $346,213
                                                                                      ========
     Less amount representing interest                                    129,008
                                                                         --------
               Present value of net minimum capital lease payments        605,347

     Less current installments of obligations under capital leases        187,481
                                                                         --------
               Obligations under capital leases, excluding
                current installments                                     $417,866
                                                                         ========

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



(11) INCOME TAXES

     As of December 31, 1996 and 1995, GTI had a net operating loss carryforwards available to reduce future income of approximately $7,000,000 and $4,000,000, respectively. The tax net operating loss carryforwards begin expiring in the year 2008.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

     Significant components of the Company's deferred income tax assets and liability are as follows:

                                                                     DECEMBER 31,
                                                              -------------------------
                                                                  1996          1995
                                                              -----------    ----------
     Gross deferred tax assets:
      Net operating loss carryforward                         $ 2,753,541    $ 1,425,514
      Excise and sales tax provision                              885,143        315,337
      Bad debt provision                                           33,867         54,311
      Other                                                        23,304         33,897
                                                              -----------    -----------
                                                                3,695,855      1,829,059
                                                              -----------    -----------
     Gross deferred tax liability:
      Depreciation                                                (77,495)       (81,303)
                                                              -----------    -----------
          Net deferred tax assets before valuation allowance    3,618,360      1,747,756
     Valuation allowance                                       (3,618,360)    (1,747,756)
                                                              -----------    -----------
          Net deferred tax asset                              $         -    $         -
                                                              ===========    ===========

     As of December 31, 1996 and 1995, a valuation allowance was recorded to fully offset the net deferred tax asset.


                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



     The valuation allowance for deferred tax assets was increased $1,871,104 during the year ended December 31, 1996, relating primarily to continued operating losses.

     The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the net loss before income taxes) and the actual tax benefit is due to limitations on the benefit for the net operating losses recognized and the effect of the valuation allowance.


(12) RELATED PARTY TRANSACTIONS

     During 1996 and 1995, GTI entered into note receivable agreements with the remaining stockholder of GTI. At December 31, 1996 and 1995, the notes receivable balances were $1,279,483 and $209,991, respectively. The 1996 note is due upon demand and the 1995 note was repaid during 1996. The notes earn interest at 7% per annum for 1996 and 1995, respectively. The balances are recorded as notes receivable from stockholder in the accompanying balance sheets.

     In January 1996, the remaining stockholder formed Tuscany, Inc., a Delaware Corporation. Tuscany, Inc. owns and operates charter aircraft. At December 31, 1996 and 1995, GTI advanced approximately $259,000 and $50,000, respectively to Tuscany, Inc. These advances are recorded as accounts receivable. During 1996, Tuscany, Inc. provided the Company with approximately $159,900 of charter aircraft services.

     In January 1996, the remaining stockholder purchased Wicks Printing. As of December 31, 1996, the Company advanced approximately $8,200 to Wicks Printing. During 1996, Wicks Printing provided printing services of approximately $703,000 for the production of prepaid telecards for the Company.


                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



(13) COMMITMENTS AND CONTINGENCIES

     COMMISSION AGREEMENTS

     GTI entered into several agreements to produce telecards with selected designs or logos. GTI provides the company, which owns the design and logo rights, a commission based on the quantity of telecards sold. Certain agreements include commitments to provide a guaranteed minimum commission or cooperative advertising costs. In accordance with the contract terms, GTI records the greater of the liability for cards sold or the guaranteed minimum. As of December 31, 1996, commitments through December 31, 1998 total approximately $220,000.

     DISTRIBUTION AGREEMENT

     On October 22, 1993, the Company entered into a three-year exclusive agreement for the distribution of telecards in Brazil. The Company sold telecards to the distributor at suggested retail prices less a stated discount percentage. The agreement terminated in 1994 and in conjunction with settlement of the agreement, the Company recognized revenue of $200,000.

     LITIGATION

     GTI is involved in litigation for which counsel has been retained. In the opinion of management, the pending matters will not result in a material adverse effect upon the financial condition or results of operations of GTI.


(14) SUBSEQUENT EVENTS

     SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

     In February 1997, the Company issued 3,500 shares of Series A convertible preferred stock for $3.5 million. The preferred stock is convertible into common stock based upon a conversion price, as defined (initial conversion price is $43,000 per share), and has a liquidation preference of $1,000 per share and certain voting rights. On or after July 20, 1997 and before August 20, 1997, the holder of the preferred stock may exchange all preferred stock for telecard inventory having an aggregate card value equal to the liquidation preference plus an amount equal to any accrued interest and unpaid dividends, if any.

                                                                     (Continued)

                               GTI TELECOM, INC.

                         Notes to Financial Statements



     WORLDCOM FINANCING AGREEMENT

     On January 30, 1997, the Company entered into an agreement with its sole long distance supplier, Worldcom Network Services, Inc. ("Worldcom"), to finance a portion of its indebtedness to Worldcom totaling approximately $6.0 million which is included in accounts payable and accrued expenses in the accompanying December 31, 1996 balance sheet. As part of the agreement, the Company agreed to pay monthly installments of $500,000 commencing February 25, 1997 with the final balance due on January 25, 1998. The note bears interest at 16% per annum and includes certain restrictive debt covenants as well as a lock box arrangement for cash collections of the Company. As of the date of this report, the Company was in violation of certain debt covenants. The agreement also reinstates certain volume discounts and forgives related finance charges related to these amounts contingent upon the Company's payment of all amounts due in accordance with the note agreement.

     SALES COMMITMENT

     Subsequent to December 31, 1996, the Company entered into an agreement to be the exclusive supplier of prepaid phone cards to a major retailer. As part of the supply agreement, the Company is required to support the retailer's marketing and promotion expense with payments totaling approximately 16% of the retailer's phone card purchase commitment over the two year term of the contract.


(15) SALE OF COMPANY TO SMARTALK TELESERVICES, INC.

     On May 31, 1997, the Company entered into a merger agreement (the Merger) with SmarTalk Teleservices, Inc. (SmarTalk) in which SmarTalk acquired all outstanding common stock of the Company in a tax-free, stock-for-stock merger transaction. Under the terms of the Merger, the GTI Telecom common stockholder received 2,580,000 shares of SmarTalk common stock, which, using a SmarTalk per share value of $13.50, had an approximate value of $35,000,000.